Exhibit 10.2

TENANCY AGREEMENT

BETWEEN

AEON CO. (M) BHD.

[Registration No. 198401014370 (126926-H)]

(THE LANDLORD)

AND

AGROZ GROUP SDN. BHD.

[Registration No. 202001037832(1394153-D)]

(THE TENANT)

************************************

AEON MALL

ALPHA ANGLE

LOT L2-MZ1: AGROZ GROUP SDN. BHD.

************************************

CONTENT (S)

A)	Clause (s)	Index	Page (s) No.
		Introduction and Recitals
	1.	Interpretation	2-4
	2.	License to Occupy	4-5
	3.	Renovation Deposit	5
	4.	Renovation Works	5-7
	5.	Termination of License	7-8
	6.	Tenancy	8
	7.	Security And Other Deposits	8-9
	8.	Rent	10-11
	9.	Tenant’s Covenants	11-29
	10.	License	29
	11.	Landlord’s Covenant	29-30
	12.	Management And Operation Of The Complex	30-33
	13.	Default and Termination	33-37
	14.	General	37-41
	15.	Absolute Exclusions	41-42
	16.	Easement	42
	17.	Severability	42
	18.	Time Is Of Essence	42
	19.	Law And Jurisdiction	42
	20.	Services Tax	43
	21.	Personal Data Protection (where applicable)	43
B)	1.	Execution page	44
C)	1.	First Schedule	45-46
D)	1.	Second Schedule	47-54
E)	1.	Third Schedule

i

TENANCY AGREEMENT

THIS AGREEMENT is made the day of l7 JUN 2023

BETWEEN

AEON CO. (M) BHD. [REGISTRATION NO. 198401014370 (126926-H)] (hereinafter referred to as “the Landlord”), a company incorporated in Malaysia and having its registered office at 3rd Floor, Aeon Mall Taman Maluri, Jalan Jejaka, Taman Maluri, Cheras, 55100 Kuala Lumpur of the one part;

AND

The Party whose names and particulars appear in Part 1 of the First Schedule (hereinafter referred to as “the Tenant”) of the other part.

WHEREAS

(i)	The Landlord is the registered owner of the piece of land held under PN14193, Lot 23551, Mukim Setapak, Daerah Kuala Lumpur, State of Wilayah Persekutuan KL measuring in area approximately 34,236 square metres (hereinafter referred to as “the Land”) and a shopping complex has been constructed thereon for the purpose of operating a departmental store cum supermarket and a mall thereon which is known as AEON Mall Alpha Angle (hereinafter referred to as “the Complex”).

(ii)	The Landlord has agreed to grant and the Tenant has agreed to take a tenancy of the premises situated within the Complex and more particularly described in Part 2 of the First Schedule and shaded in RED in the plan annexed hereto as the Third Schedule (hereinafter referred to as the “Demised Premises”) upon the terms and conditions hereinafter contained.

WHEREBY IT IS AGREED by and between the parties as follows:-

1.	INTERPRETATION

1.1	In this Agreement and in any rules and regulations made hereunder or annexed hereto, unless the contrary intention appears, the following words shall have the following meanings:-

“Business Hours”	means the opening hours of the Mall, presently as follows:-

between 10.00a.m to 10.00p.m from Sunday to Thursday; and

between 10.00a.m to 10.30p.m on Friday, Saturday & Public Holidays Eve;

unless otherwise stipulated by the Landlord;

“Commencement Date”	means the commencement date of the tenancy stipulated in Part 4 of the First Schedule hereto;

“Sales Commission”	means the sum payable by the Tenant to the Landlord in respect of the Demised Premises more particularly described in Part 5 {bl of the First Schedule hereto;

“Common Area”	means those parts, area, premises and facilities of and in the Mall which are not demised or intended to be demised by the Landlord to the Tenant or to any other tenants and which are now or hereafter provided by the Landlord for the common use by tenants of premises in the Mall and their respective customers, employees, invitees and licensees in common with the Landlord and all other persons having the like right to use the same including but without limiting the generality of the foregoing, all roads, walls, car parks, walkways, pavements, passages, entrances, courts, vestibules, halls, lavatories, water closets, stairways, elevators, escalators and garden and such other areas, amenities, grounds and conveniences from time to time provided, prescribed or made available by the Landlord for the common or general use or benefit of the tenants, customers, employees, invitees and licensees as aforesaid and all other persons having the like right;

“Mail Box Deposit”	means the sum (subject to adjustment) payable by the Tenant to the Landlord and more particularly stipulated in Part 13 of the First Schedule hereto;

“Mall”	means the commercial Mall known as AEON MALL ALPHA ANGLE or any other name that the Landlord may at its absolute discretion decide;

“Gross Daily Sales”	means the aggregate of all gross revenue received or receivable in the conduct of the Tenant’s business in, at or from the Demised Premises during the particular day;

“Demised Premises”	means the premises described in Part 2 of the First Schedule hereto comprised in the Mall;

“Gross Monthly Sales”	means the aggregate of all gross revenue received or receivable in the conduct of the Tenant’s business in, at or from the Demised Premises during the particular month;

“Handover Items”	means the fittings and finishings in relation to the Demised Premises to be provided by the Landlord prior to handing over of vacant possession to the Tenant;

“Landlord”	means AEON CO. (M) BHD. [REGISTRATION NO. 198401014370 (126926-H)] and includes its assigns;

“Plans”	means the plans, specifications, drawings, bills of quantity, engineering calculations and other data relating to the Renovation Works which shall have been duly approved by the Landlord including, as they are from time to time made, any variations from, alterations and additions to and revisions of the Plans;

“Promotional Fees”	means the sum (subject to adjustment) more particularly stipulated in Part 5 (d) of the First Schedule hereto payable by the Tenant to the Landlord as contribution towards all promotional and/or advertisement expenses properly or reasonably assessed, charged or chargeable or payable or otherwise incurred by the Landlord in relation to any promotional and/ or advertising crunpaigns of any nature whatsoever which the Landlord may as and when it deems necessary or expedient at any time and from time to time cause to be conducted or carried out in such manner, form or content as the Landlord may deem fit, which in the opinion of the Landlord would serve to generate the necessary publicity and/ or enhance the business opportunities and welfare of the tenants of the Mall;

“Renovation Deposit”	means the sum stipulated in Part 8 of the First Schedule hereto payable by the Tenant to the Landlord as security for the Tenant’s due performance and observance of the terms herein contained during the Renovation Period;

“Renovation Period”	means the period stated in Part 9 of the First Schedule hereto during which the Tenant shall carry out its Renovation Works in accordance with the terms herein contained;

“Renovation Works”	means the renovation or fitting out works carried out by the Tenant in respect of the Demised Premises;

“Rent”	means the sum payable by the Tenant to the Landlord in respect of the Demised Premises comprising the Rental, Sales Commission, Service Charges and Promotional Fees referred to in Clause 8 and more particularly stipulated in Part 5 of the First Schedule hereto;

“Security Deposit”	means the sum (subject to adjustment) payable by the Tenant to the Landlord and more particularly stipulated in Part 11 of the First Schedule hereto;

“Service Charges”	means the sum (subject to adjustment) stipulated in Part S(cl of the First Schedule hereto payable by the Tenant in respect of all outgoings, costs and expenses of the Landlord, now or hereafter properly and reasonably assessed, charged or chargeable or payable or otherwise incurred in relation to the provision of the Services;

“Services”	means the services for which the Service Charges is payable by the Tenant in relation to the conduct, management and maintenance of the Mall and includes the cost of electric power, the cost of maintenance and upkeep of the lifts, escalators and main air-conditioning plant, air-conditioning supply to the Demised Premises during Business Hours (if any), payment for electricity and water supplied and used in the Common Area of the Mall during business or office hours including the employment and other expenses incidental to the employment of personnel engaged in and about the provision of services and maintenance and upkeep of the Common Area of the Mall;

“Tenant”	means the Tenant described in Part 1 of the First Schedule hereto and includes its successors-in-title, permitted assigns and where not repugnant to the context its servants and agents;

“Tenant’s Handbook”	means the regulations, specification and schedule of Renovation Works to be supplied to the Tenant including any variations made thereto from time to time;

“Utility Charges”	means the charges incurred by the Tenant for the consumption of water, electricity, gas and chilled water, if any, within the Demised Premises;

“Utilities Deposit”	means the sum (subject to adjustment) stipulated in Part 12 of the First Schedule hereto payable by the Tenant to the Landlord;

1.2	Words importing the singular number shall include the plural and the masculine gender shall include the feminine or neuter gender and vice versa and words importing the persons shall include companies.

1.3	Headings of clauses have been inserted for guidance only and shall be ignored in construing this Agreement.

2.	LICENSE TO OCCUPY

2.1	Subject to the Tenant having paid the Renovation Deposit referred to in Clause 3 and the management fee referred to in Clause 4.4 herein, the Landlord shall by notice in writing permit the Tenant to take possession of the Demised Premises on an “as is” basis for the Renovation Period upon the terms and conditions set out herein.

2.2	The Tenant hereby acknowledges and agrees with the Landlord that during the Renovation Period, the Tenant is a mere licensee of the Landlord and is authorised by the Landlord to enter and take possession of the Demised Premises for the sole purpose of carrying out the Renovation Works.

3.	RENOVATION DEPOSIT

3.1	The Tenant shall pay to the Landlord by way of deposit the Renovation Deposit in the sum stated in Part 8 of the First Schedule hereto as security for the due observance and performance by the Tenant of the Tenant’s covenants and conditions set out in Clause 4 herein during the Renovation Period.

3.2	Upon the Commencement Date and PROVIDED ALWAYS THAT the Tenant shall have complied with all the Tenant’s covenants and conditions set out in Clause 4 herein, the Landlord shall be entitled to convert the Renovation Deposit or any part thereof as payments towards the Security Deposit.

4.	RENOVATION WORKS

4.1	Prior to the delivery of the Demised Premises by the Landlord to the Tenant for the carrying out of Renovation Works, the Tenant shall forward to the Landlord:-

(a)	all detailed plans and designs showing the proposed internal layout, shop sign and/or shopfront for the Demised Premises together with the relevant submission fees as stipulated by the relevant authorities from time to time;

(b)	the proposed work schedules of the Tenant and/ or its contractors;

(c)	a list of the particulars of the Tenant’s contractors; and

(d)	such other information in respect of the Renovation Works as may be required by the Landlord for the purposes of obtaining the necessary approvals and/ or permits from the relevant approving authorities;

In this respect, the Tenant shall, where necessary, procure at its own costs, such architectural and/ or consultancy services as may be required to in relation to any amendments, variations and/or clarifications to the plans for purposes of obtaining the requisite approvals and/ or permits from the relevant approving authorities.

4.2	In carrying out the Renovation Works, the Tenant shall observe and comply with the following covenants:-

(a)	comply with all the regulations, specifications and schedules set out in the Tenant’s Handbook supplied by the Landlord and use only those materials which are specified in the Tenant’s Handbook and whenever such materials are not available within a reasonable time or at a reasonable cost to substitute the same with such other materials as are of equivalent or superior standard.

(b)	coordinate and procure its contractors to coordinate their activities with those of the Landlord or the Landlord’s contractors, and shall further comply with the instructions of the Landlord at all times.

(c)	comply with the relevant consents of the relevant authorities and all statutes, statutory orders, and regulations made or deriving validity thereunder and codes of practice of local authorities affecting the Renovation Works and/ or the Demised Premises.

(d)	keep the Demised Premises clean and tidy and on completion of the Renovation Works, remove therefrom all waste, debris, and unused building materials to an authorised dumping ground outside the Mall, in default of which, the Landlord shall be entitled to carry out the same and any cost incurred thereby shall be a debt owing from the Tenant to the Landlord and shall be repayable on demand.

(e)	bear all costs arising from or incurred in connection to any modification or renovation carried out by the Tenant with the prior approval of the Landlord in respect of any or all of the Handover Items.

(f)	subscribe or procure its contractor to subscribe to an all risk policy with a reputable insurance company.

4.3	In the event the Tenant fails to observe and/or perform any of the covenants contained in Clause 4.2 herein on the Tenant’s part to be observed and performed, then and in such case it shall be lawful for the Landlord to deduct from the Renovation Deposit such sum or sums as may be necessary to make good and satisfy such damages and losses arising from the Tenant’s failure as hereinbefore stipulated, but without prejudice to the right of action of the Landlord against the Tenant in respect of any antecedent breach of any of the covenants on the part of the Tenant to be observed and performed or any claim arising from the Tenant’s failure as aforesaid in excess of the Renovation Deposit.

4.4	In contribution to all outgoings, costs and expenses incurred in relation to the maintenance of the Mall during the Renovation Period including the cost of electricity and water, the Tenant shall pay the Landlord on demand a Renovation Management Fee in the sum stipulated in Part 10 of the First Schedule hereto. Such payment shall be made within seven (7) days from the date of a notice by the Landlord to the Tenant, in default of which, the Landlord shall be entitled to terminate this Agreement and all monies paid hereunder shall be forfeited by the Landlord as liquidated damages.

4.5	The Tenant shall indemnify and keep indemnified the Landlord from and against all actions, claims, demands, losses, damages, costs and expenses which the Landlord shall or may be or become liable as a consequence of the Tenant’s Renovation Works or of any acts, omission or negligence of the Tenant, its contractor(s), agent(s), servant(s) or invitee(s) during the Renovation Period and thereafter.

5.	TERMINATION OF LICENSE

5.1	In the event that:-

(a)	the Tenant shall have failed to accept delivery of vacant possession of the Demised Premises within the time period stipulated by the Landlord; or

(b)	the Tenant shall have failed to commence Renovation Works within seven (7) days from the date of commencement of the Renovation Period; or

(c)	the Tenant fails to complete the Renovation Works on or before the expiry of the Renovation Period and such period of delay exceeds fifteen (15) days after the expiry of the Renovation Period; or

(d)	the Tenant fails to pay the sums in contribution to the outgoings incurred by the Landlord referred to in Clause 4.4 hereof within seven (7) days of the date of a notice given by the Landlord;

then the Landlord shall be entitled to terminate this Agreement in which event the license granted hereunder to the Tenant shall cease immediately and the Tenant shall be obliged to redeliver to the Landlord possession of the Demised Premises in its original condition and the Landlord shall be entitled to forfeit all monies paid hereunder and thereafter this Agreement shall cease to have any effect whatsoever and neither party shall have any claim against the other save and except for any other damages suffered by the Landlord arising from the Tenant’s default.

5.2	Notwithstanding Clause 5.1, in the event the Landlord elects not to terminate this Agreement the Tenant shall be liable to pay the Landlord the sum of Ringgit Malaysia One Thousand (RMl,000.00) Only for each day of delay commencing from the date scheduled for the completion of Renovation Works until the date of actual completion of Renovation Works. If the Landlord subsequently elects to terminate this Agreement pursuant to Clause 5.1 herein, the Tenant shall remain liable to pay the aforesaid damages from the date scheduled for the completion of the Renovation Works until the date of termination of this Agreement by the Landlord by notice in writing served on the Tenant.

6.	TENANCY

6.1	Subject to the Tenant having complied with the covenants and conditions referred to in Clauses 3, 4 and 5 herein and the payment of the Security Deposit and other sums referred to in Clause 7 herein and a Certificate of Completion and Compliance (“CCC”) being issued in respect of the Mall, the Landlord shall grant and the Tenant shall take a tenancy of the Demised Premises together with the use and enjoyment in common with other persons entitled thereto of the Common Area during the Business Hours for the period stated in Part 3 of the First Schedule hereto commencing from the Commencement Date stipulated in Part 4 of the First Schedule hereto or such later date as the Landlord shall specify in the event that the CCC is not obtained by the Commencement Date or for such other reasons whatsoever and upon the terms and conditions hereinafter contained. If the commencement date of the Tenant’s business is earlier than the date stipulated herein, the Tenant shall obtain the consent of the Landlord. The actual commencement date of the Tenant’s business shall be deemed to be the Commencement Date, and Rent shall be payable therefrom.

7.	SECURITY AND OTHER DEPOSITS

7.1	The Tenant shall upon execution of this Agreement, pay to the Landlord by way of deposit:-

(a)	the Security Deposit in the sum stated in Part 11 of the First Schedule hereto equivalent to four (4) months Rent as security for the due observance and performance by the Tenant of the Tenant’s covenants and conditions herein contained;

(b)	the Utilities Deposit in the sum stated in Part 12 of the First Schedule hereto as security for the due payment of all Utility Charges incurred and payable by the Tenant in respect of the Demised Premises during the term of the tenancy;

(c)	the Mail Box Deposit in the sum stated in Part 13 of the First Schedule hereto as security for subscription and maintenance of mail box;

and so long as the Tenant shall duly observe and perform the Tenant’s covenants and conditions herein contained the Landlord shall within a reasonable time of the expiry or sooner determination of the tenancy refund to the Tenant the foregoing deposits free of interest, less all sum payable by the Tenant to the Landlord hereunder.

For avoidance of doubt, the Tenant expressly consented that the Landlord may offset the Utilities Deposit and/or Mail Box Deposit, as the case may be, in the possession of the Landlord against any and all monies due from the Tenant under this Agreement upon expiry or sooner determination of the tenancy.

7.2	Subject to the terms and conditions herein contained, the foregoing deposits shall not be deemed to be or treated as payment of Rent unless consented to in writing by the Landlord.

7.3	If the Rent shall have been increased then the Security Deposit shall be increased proportionately and the Tenant shall pay such increase within seven (7) days of the Landlord’s written request for the same. Failing which, it shall be deemed as an event of default and Landlord shall be entitled to terminate this Agreement.

7.4	The Utilities Deposit payable by the Tenant to the Landlord shall be equivalent to four (4) months’ Utilities Charges based on the amount that the Landlord shall deem fit and the Landlord shall be entitled to review the Utilities Deposit annually. Upon such review, the amount of the Utilities Deposit shall be adjusted accordingly and the shortfall, if any, resulting from such adjustment shall be made good and paid by the Tenant to the Landlord within seven (7) days from the receipt of the notification for such adjustment. Failing which, it shall be deemed as an event of default and Landlord shall be entitled to terminate this Agreement.

8.	RENT

8.1	The Rent for the Demised Premises shall be in the aggregate of the sums stated in Part 5 of the First Schedule hereto and shall be payable free of all deductions, at such place in Malaysia as the Landlord shall from time to time in writing stipulate, in the following manner:-

(a)	the Rental payable in the sums stated in Part 5(a) of the First Schedule hereto at the rate stipulated therein, shall be payable monthly in advance within the first seven (7) days of each and every succeeding month;

(b)	the Sales Commission payable in the sums stated in Part 5(b) of the First Schedule hereto at the rate stipulated therein, shall be payable monthly in arrears in the following month within fourteen (14) days from the date of invoice; and

(c)	the Service Charges and the Promotional Fees payable in the sums stated in Part 5(c) and (d) of the First Schedule hereto at the rate stipulated therein, shall be payable monthly in advance within the first seven (7) days of each and every succeeding month.

8.2	The Tenant shall pay and continue to pay the Rental, Sales Commission, Service Charges and Promotional Fees throughout the term of this tenancy regardless of any set-off, cross claim or deduction it may have claim against the Landlord and regardless of any dispute which may arise between the parties out of the terms and conditions of this Agreement.

8.3	Measurement of the area of the Demised Premises shall take place on the date the Tenant takes possession of the Demised Premises to carry out its Renovation Works in the presence of representatives of both the Tenant and the Landlord. In the event the actual area of the Demised Premises shall differ from that stipulated in Part 2 of the First Schedule hereto, the Rent shall be adjusted accordingly at the rate stated in Part 5 of the First Schedule hereto PROVIDED ALWAYS THAT such variation in the area of the Demised Premises shall not entitle the Tenant to terminate this Agreement nor amount to a breach of this Agreement on the part of the Landlord.

8.4	The Tenant further agrees that if at any time during the term of the tenancy hereby created:-

(a)	the Landlord shall effect any structural alterations or any alterations or additions to the water, gas, electrical, plumbing, air- conditioning equipment, fire equipment or other services of appurtenances to the Demised Premises which may be required by reason of any present or future statute, regulations, ordinance or bylaw of any authority or body having jurisdiction in that behalf (not being alterations or additions required by virtue of the Tenant’s business or the provision of separate toilets in the Demised Premises) the costs of which shall at all times be borne by the Tenant;

(b)	the costs and expenses of any promotional and/ or advertising campaigns conducted or carried out by the Landlord in respect of the Mall shall have been increased for any reason whatsoever; and/or

(c)	the costs to the Landlord of supplying the service for the upkeep, maintenance and repair of the Common Areas and the facilities used in the Mall shall have increased for any reason whatsoever;

then in any or all of the above events, the Rent payable by the Tenant hereunder shall be increased by such sum as may be agreed upon between the Tenant and the Landlord.

8.5	Nothing hereinabove shall be construed as conferring upon the Tenant any right to demand exposure and/or otherwise to have any say in respect of any such promotion and/ or advertising campaigns conducted or carried out by the Landlord hereunder in respect of the Mall.

9.	TENANT’S COVENANTS

9.1	Pavment of Rent

(a)	The Tenant shall duly and punctually pay without demand, deduct or offset the Rent set out in Part 5 of the First Schedule hereto and all other sums payable under this Agreement or in respect of the Demised Premises in the manner aforesaid on the days due.

(b)	In the event that (i) the Commencement Date is not the first (1st) day of a calendar month or (ii) the termination date of this Agreement or the expiry date of tenancy is not the last day of a calendar month, then the amount of the Rental, the Promotional Fees and the Service Charges payable by the Tenant for such period shall be calculated with the following formula:-

A	=	B	X	C
D

Where:

“A” means the apportioned amount of the Rental, the Promotional Fees and/or the Service Charges (as the case may be) payable by the Tenant;

“B” means the amount of the Rental, the Promotional Fees and the Service Charges (as the case may be) for the relevant calendar month in which such period occurs;

“C” means the number of actual days the Tenant is in possession of the Demised Premises; and

“D” means the number of calendar days m the month in which such period occurs.

(c)	The Landlord may distrain for any money payable under this Agreement as though such monies were Rent.

(d)	Upon any deterrent fee or any cost or charge or interest becoming payable by the Tenant to the Landlord under this Agreement and the Tenant fails to pay the same on the due date, then upon such event the Landlord shall be entitled to treat all payments made by the Tenant to the Landlord firstly, towards payment of such deterrent fee, cost, charges and/ or interest and thereafter the balance thereof towards payment of the Rent. In such an event, if a shortfall shall arise, the Tenant shall be deemed to be in default of payment of Rent.

(e)	A certificate issued by the Landlord’s accountant or such other agent appointed by the Landlord shall, in the absence of manifest error, be conclusive and binding upon the parties hereto as to the correctness and amount of any apportionment in respect of outgoings or payments required to be paid by the Tenant under the provisions of this Agreement.

9.2	Increased Outgoings

The Tenant shall pay to the Landlord within seven (7) days from the date of the Landlord’s demand, an additional sum over and above the Rent hereby reserved in respect of any increase in municipal or other taxes or assessment or property tax or quit rent or other impositions of a like nature by whatsoever name called levied and imposed upon or in respect of or attributed to the Mall or the Demised Premises over and above the amount levied and imposed at the date of this Agreement and such additional sum shall be calculated on the basis that the area of the Demised Premises bears to the total lettable area of the Mall and a certificate issued by the Landlord shall be conclusive of the sum to be paid by the Tenant and shall not be subject to any dispute on the part of the Tenant.

9.3	Commencement Date of Business

Wherever applicable, the Tenant shall commence business at the Demised Premises not later than the Commencement Date of business stipulated in Part 7 of the First Schedule hereto, unless otherwise stipulated by the Landlord, failing which, the Tenant shall pay to the Landlord liquidated ascertained damages at the rate of Ringgit Malaysia Five Thousand (RM5,000.00) Only per day. Notwithstanding the same, the tenancy shall be deemed to have commenced and the Tenant shall be liable to pay to the Landlord the Rent for the Demised Premises for such period of non-commencement of business. If the Tenant shall continue to fail to commence business after the expiry of fifteen (15) days from the Commencement Date of business, the Landlord shall be entitled to terminate the tenancy pursuant to Clause 13 herein.

9.4	Use of Demised Premises

(a)	The Tenant shall use the Demised Premises for the purpose of conducting the Tenant’s business described in Part 6 of the First Schedule hereto only unless otherwise agreed to in writing by the Landlord and shall not permit or suffer anyone to sleep therein or to use the same or any portion(s) hereof wholly or partly as a dwelling. In the event the Tenant ceases to occupy the Demised Premises for the purpose aforesaid, the Landlord shall be entitled to forfeit the Security Deposit and terminate this Agreement, but without prejudice to any right of action of the Landlord in respect of any antecedent breach of the provisions and conditions of this Agreement by the Tenant and without prejudice to any other rights at law or in equity which the Landlord may have against the Tenant.

(b)	The Tenant shall not change or otherwise alter the size or location of the entrance to the Demised Premises or construct any entrance leading to the Demised Premises· from any adjoining premises in the occupation of the Tenant and shall use the Demised Premises separately from the said adjoining premises.

9.5	Payment of Utilities

The Tenant shall:-

(a)	apply for and procure the installation by the relevant authorities or the Landlord of separate meters in the Demised Premises to record the supply of water, electricity, gas and chilled water (if any) supplied to or consumed upon the Demised Premises and to pay such statutory deposit and installation charges in connection thereof and to pay all charges throughout the term hereby granted for water, electricity, gas and chilled water supplied to or consumed on the Demised Premises to the relevant authorities or to the Landlord, as the case may be; and

(b)	pay all charges for telephone and other services, if any, supplied to or consumed separately upon the Demised Premises PROVIDED ALWAYS that nothing herein contained shall be construed to impose any obligation on the Landlord to provide such telephone and other services.

9.6	Notice of Defects

The Tenant shall give to the Landlord prompt notice in writing of any accident or defect or want of repair in any service or fitting in the Demised Premises and of any circumstances likely to be or cause any danger, risk or hazard to the Demised Premises or to the Mall or any person therein.

9.7	Maintenance of Demised Premises

The Tenant shall during the term of the tenancy and so long as the Tenant may remain in possession or occupation of the Demised Premises, where and so often as need be, maintain, repair and keep the whole of the Demised Premises in good and substantial repair, working order and condition (having regard to their condition at the commencement of this Agreement) and particularly all machinery, plant, equipment, fixtures and things thereto belonging or which at any time during the term of possession or occupation as aforesaid shall be ,erected therein or thereon or be part thereof (damage by fire, flood, lightning, storm, tempest, Act of God, war and reasonable wear and tear only excepted) PROVIDED HOWEVER that nothing herein contained shall impose any obligation upon the Tenant to do any work of structural nature except such as may be occasioned by the act, neglect or default of the Tenant or by the use or occupancy of the Demised Premises.

9.8	Condition of Demised Premises on Termination of Agreement

The Tenant shall, at the expiration or sooner determination of this Agreement, peaceably surrender and yield up unto the Landlord the whole of the Demised Premises and every part thereof in good and substantial repair, order and condition in all respects (having regard to their condition at the commencement of this Agreement) clean and free from rubbish (damage by fire, flood, lightning, storm, tempest, Act of God, war and reasonable wear and tear only excepted). If the Tenant shall fail to observe this covenant, the Landlord shall carry out all necessary works and repairs to restore the Demised Premises to a state and condition acceptable to the Landlord and the costs incurred thereby shall be deducted from the Security Deposit. Should the Security Deposit be inadequate for this purpose, the Tenant shall pay to the Landlord, on demand all sums due and owing under this clause.

9.9	Subletting or Assignment

The Tenant shall not sublet or otherwise part with possession or assign, transfer or otherwise deal with or dispose of the whole or any part of the Demised Premises unless otherwise agreed to in writing by the Landlord.

9.10	Cleaning of Demised Premises

(a)	The Tenant shall cause the Demised Premises (including the external surface or windows and doors) to be cleaned in a proper and workmanlike manner and during the whole of the term of the tenancy to be kept clean and free from dirt and rubbish and particularly shall store and keep all trade waste, trash and garbage in proper receptacles and arrange for the regular removal thereof from the Demised Premises.

(b)	The Tenant shall install suitable grease type filters (if applicable) to prevent grease and waste particles from being discharged directly into the drainage system and the Tenant further covenants and agrees that in the event there should be any blockage along the drainage system which is the result of the lack of maintenance and/ or negligence of the Tenant, its servants or agents, the Tenants shall bear and pay all costs and expenses incurred by the Landlord in removing any blockage along the drainage system.

(c)	The Tenant shall take all reasonable precautions to keep the Demised Premises free of rodents, vermin, insects and pests and in breach whereof, it shall be lawful for the Landlord (without prejudice to any other rights or remedies conferred upon the Landlord against the Tenant under any provision of this Agreement) to engage such firm of pest exterminators or take such steps as may be necessary to rid the Demised Premises of such rodents, vermin, insects and pests at the sole costs and expenses of the Tenant and to engage such firm of pest exterminators to carry out periodic inspection of the Demised Premises.

9.11	Maintenance of Tenant’s Equipment

The Tenant shall clean, keep and maintain in good order, repair and condition all fittings, plant, furnishings and equipment belonging to the Tenant.

9.12	Damage to Common Area

The Tenant shall, from time to time, make good any breakage defect or damage to the Common Area or to any adjoining premises or any facility or appurtenances thereof occasioned by want of care, misuse or abuse on the part of the Tenant or the Tenant’s servants, agents, contractors or subcontractors or other person claiming through or under the Tenant hereunder the Rules and Regulations annexed hereto as the Second Schedule hereto.

9.13	Replacement of Breakages, etc.

The Tenant shall, from time to time, immediately repair and replace all broken glass including exterior show window with glass of the same or similar quality and all damaged or broken lighting electrical equipment (including light globes and fluorescent tubes) and plumbing installed upon the Demised Premises.

9.14	Compliance with Statutes, etc.

The Tenant shall, from time to time, forthwith comply with all statutes, ordinances, proclamations, orders or regulations present or future affecting or relating to the use of the Demised Premises and with all requirements which may be made or notices or orders which may be given by any governmental health, licensing, civic or any other authority having jurisdiction or authority over or in respect of the Demised Premises or the user thereof and will keep the Landlord indemnified in respect of all such matters in this paragraph referred to PROVIDED ALWAYS THAT the Tenant shall be under no liability in respect of any structural alterations the requirements for which was not caused or contributed to by the Tenant’s use or occupation of the Demised Premises.

9.15	Signs

The Tenant shall not affix, paint or otherwise exhibit on the Demised Premises or any part thereof any signboard, nameplate, placard, advertisement poster or other thing whatsoever or any iron or other work whether permanent or temporary save that it is hereby agreed that the Tenant shall be entitled to have its name displayed at a place and in such form, character and dimension acceptable to the Landlord the name of the Tenant which it is desirable in the interest of the business of the Tenant to exhibit, and the Tenant shall, at its own costs and expenses, upon vacating the Demised Premises, or immediately prior thereto at the request of the Landlord remove any signs, names, advertisements or notices erected, painted, displayed, affixed or exhibited upon to or within the Demised Premises and make good any damage or disfigurement caused by reason of such erection, painting, displaying, affixing, exhibiting or removal thereof.

9.16	Alteration and Additions to the Demised Premises

The Tenant shall not without the previous consent in writing of the Landlord make any alteration or addition in or to the Demised Premises or any part thereof and shall in the course of such alterations or additions made with the consent of the Landlord observe and comply with the requirements of the Landlord and public authorities when applicable. In the event the Tenant is permitted to make any alteration or addition in or to the Demised Premises, the Landlord shall be entitled to require the Tenant to restore the Demised Premises to its original state and condition at its sole costs and expenses on or before the expiry of this tenancy. In the event the Landlord does not require the Tenant to restore the Demised Premises to its original state and condition, the Landlord shall not be liable to compensate the Tenant for any cost or expense incurred by the Tenant and the Tenant shall, upon receipt of written notification from the Landlord, furnish to the Landlord all plans, specifications and other like documents relevant to any alterations and additions made to the Demised Premises.

9.17	Partitioning

The Tenant shall not without the consent in writing of the Landlord, install any partitioning work and/ or any equipment or other installation unless the same be approved by the Landlord and where necessary by the relevant authorities and installed at the Tenant’s costs by such person nominated or approved by the Landlord and where necessary by the relevant authorities.

9.18	Property in Partitioning

Unless otherwise agreed in writing by the parties hereto all such partitioning work and such installation shall remain the property of the Tenant who shall be responsible for all maintenance thereof and such partitioning work and/ or installations may and if so required by the Landlord shall be removed by the Tenant at, or immediately prior to the expiration of this Agreement at its own costs but, the Tenant shall upon such removal do no damage to the Demised Premises and shall reinstate the same to the condition they were in prior to such installation.

9.19	Landlord’s Right to Inspect

The Landlord or its duly authorised agents may at all reasonable times upon giving to the Tenant a reasonable notice (except in the case of emergency when no notice shall be required) to enter upon the Demised Premises and view the state of repair thereof and may serve upon the Tenant a notice in writing of any defect for the repair of which the Tenant may be responsible hereunder requiring the Tenant within seven (7) days to repair the same and in default of the Tenant so doing it shall be lawful for the Landlord or the said agents from time to time to enter and execute the required repairs and for that purpose the Landlord or its respective architects, contractors, workmen and agents may enter upon the Demised Premises for the purpose of doing erecting or effecting any such thing and any cost and expense of carrying out such work shall forthwith be payable by the Tenant to the Landlord, as the case may be, on demand.

9.20	Compliance with Rules and Regulations

The Tenant shall at all times observe and comply with the Rules and Regulations of the Mall contained in the Second Schedule hereto (and as from time to time varied, added to, deleted or amended) relating to the management and care for the Mall and the conduct of tenants PROVIDED THAT no amendment or variation of such rules, regulations or any variation thereof shall be inconsistent with the rights of the Tenant as expressed in this Agreement and the Tenant acknowledges and agrees and declares that failure of the Tenant to comply with any of such Rules and Regulations as may from time to time be in force shall constitute a breach of the terms of this Agreement in the same manner as if the Rules and Regulations contained herein were covenants.

9.21	Warranties and Representation

The Tenant acknowledges and declares that no promise representation warranty or undertaking has been given by or on behalf of the Landlord in respect of the suitability of the Demised Premises or the Mall for any business to be carried on therein or to the fittings finishes facilities and amenities of the Demised Premises or the Mall or as to other business to be carried on in the Mall otherwise than in this Agreement contained.

9.22	Insurance

(a)	Public Liability and Fire Policy

The Tenant shall at its own costs insure in a policy covering public risk for a minimum cover of Ringgit Malaysia One Million (RMl,000,000.00), or such other amount as the Landlord may stipulate, for each accident, claim or event. The Landlord reserves the right to require the Tenant to effect a public liability and fire insurance policy in such amount as the Landlord may determine.

(b)	Insurance of Plate Glass

The Tenant shall insure at its costs in the joint names of the Landlord and the Tenant and in such amount (not being less than the full insurable value) and against such risk as the Landlord may require all plate glass, windows, doors, and display showcases upon the Demised Premises.

(c)	Insurance of Tenant’s Goods and Personal Effects

The Tenant may at its own costs effect insurance to cover its own fittings, fixtures, chattels (on a replacement or reinstatement basis) and goods (on a market value basis) and personal effects in the Demised Premises against such risks including but not limited to Fire Consequential Loss, Burglary, Stock Deterioration and Money, and all damages to the property of the Tenant arising out of sprinkler discharge or faulty sprinkler system or water leakage. The Tenant are strongly recommended to purchase the aforesaid insurance to protect all parties’ interest. The Tenant expressly acknowledges that any insurance effected by the Landlord pursuant to this Agreement will not cover the Tenant’s goods and personal effects and such other risks herein referred to.

(d)	Tenant Not to Void Insurance

The Tenant shall not at any time during the term of the tenancy do or permit or suffer to be done any act matter or thing upon the Demised Premises whereby any insurance in respect thereof may be vitiated or rendered void or voidable (except with the approval in writing of the Landlord) or whereby the rate of premium on any insurance shall be liable to increased.

(e)	Payment of Additional Premium

The Tenant shall from time to time as and when required by notice in writing from the Landlord pay all extra premiums of insurance of the Demised Premises and the contents thereof, if any, be required on account of the extra risk caused by the use to which the Demised Premises are put by the Tenant and approved by the Landlord.

(f)	Compliance with Fire Regulations

The Tenant shall comply with insurance sprinkler and/or fire alarm regulations in respect of any partitions which may be erected by the Tenant upon the Demised Premises and the Tenant will pay to the Landlord the costs of any alterations to the sprinklers and/ or fire alarm installation which may become necessary by reason on the non-compliance by the Tenant with the regulation of the General Insurance Association or requirements of the insurer.

(g)	Insurers

The Tenant hereby represents and warrants that all policies of insurance liable or required to be effected by the Tenant hereunder whether in respect of the property or risk either of the Landlord or the Tenant shall be taken out with an insurance comp.any approved by the Landlord.

(h)	Landlord’s Right of First Claim

The Tenant hereby agrees that the Landlord shall at all times upon the occurrence of any loss, damages or injury howsoever arising from or relating to any activity, event or incident at the Mall (whether such event or incident occurs in the Demised Premises or otherwise) have the first right and priority of claiming upon the public liability insurance policy or upon such other insurance policies as may have been effected by the Tenant pursuant to the provisions herein or otherwise.

(i)	Landlord’s Insurance Policies

The Tenant hereby acknowledges and agrees that the Landlord shall not be obliged in any manner to effect its own public liability insurance and/or to claim upon any of the insurance policies effected by the Landlord in the event of any such occurrence or incident above. The Landlord shall not be obliged to call or claim upon any of its insurance policies prior to calling or claiming upon the Tenant’s public liability insurance policy or other policies as aforementioned.

(j)	Production of Policies

The Tenant shall in respect of any policy of insurance to be effected by the Tenant hereunder, forward to the Landlord copies of the policies of insurance concerned prior to the seven (7) days of Commencement Date of business or seven (7) days before the expiry date of the respective insurance(s) (hereinafter referred to as “Due Date”), failing which, the Tenant shall pay to the Landlord deterrent fees of Ringgit Malaysia Five Hundred (RMS00.00) Only for each day of non-compliance. In the event the Tenant fails to forward the copies of insurance policies required within fourteen (14) days from the Due Date, it shall be deemed as an event of default and the Landlord shall be entitled to terminate this Agreement.

The Tenant shall, if required by the Landlord forthwith produce to the Landlord the original policies of insurance concerned and the receipts for the payment of the latest premium under the policies effected hereto for the inspection of the Landlord.

9.23	Indemnities

(a)	The Tenant agrees to occupy, use and keep the Demised Premises at the risk of the Tenant and hereby releases the Landlord to the full extent permitted by law in the absence of any negligence on the part of the Landlord, or its servants or agents from all claims and demands of every kind in respect of or resulting from any accident injury occurring in the Mall or the Demised Premises and the Tenant expressly agrees that in the absence of any such negligence as aforesaid the Landlord shall have no responsibility or liability for any loss, damages or injury suffered by the Tenant (whether to or in respect of the Tenant’s person or property or the business conducted by the Tenant) as a result of any breakage, leakage, accident or event occurring in the Mall or the Demised Premises.

(b)	The Tenant does and shall hereby indemnify and hold harmless the Landlord from and against all actions, claims, demands, loss, damages, costs and expenses for which the Landlord shall or may be or become liable in respect of and to the extent that they arise from:-

(i)	the negligent use, misuse, waste or abuse by the Tenant or any servant, agent, customer or invitee or any other person claiming through or under the Tenant of the water, gas, electricity, oil, lighting and other services and facilities and appurtenances of the Demised Premises or the Mall;

(ii)	overflow or leakage of water (including rain water) in or from the Demised Premises but having originated within the Demised Premises or caused or contributed by any act or omission on the part of the Tenant and its servants, agents, subtenants or other persons as aforesaid;

(iii)	loss, damages or injury from any cause whatsoever to property or person caused or contributed to by the use of the Demised Premises by the Tenant or any servant, agent, subtenant, customer, invitee or other person as aforesaid;

(iv)	loss, damages or injury from any cause whatsoever to property or person within or outside the Demised Premises to the Mall occasioned or contributed to by any act, omission, neglect, breach or default of the Tenant or any servant, agent, contractor or subcontractor or subtenant or other person as aforesaid;

(v)	any breach or non observance by the Tenant of the covenants conditions or other provisions of this Agreement or any of the matters which this tenancy is subject.

The indemnity hereby given shall not be wholly or partially negated or defeated by reason of the state or condition of the Demised Premises or the Mall.

9.24	Inspection by Prospective Tenant

The Tenant will at all reasonable times permit the Landlord to exhibit to prospective tenants the Demised Premises and will at all times within six (6) months immediately preceding the termination of this Agreement allow the Landlord to affix and exhibit where the Landlord shall think fit at any time any notice of such tenancy and in such case with the name and address of the Landlord and/ or its representative thereon and the Tenant will not remove any such notice without the written consent of the Landlord.

9.25	Hours of Trading

(a)	The Tenant shall during the Business Hours of the Mall:-

(i)	keep the Demised Premises opened for business save and except for those days which the Tenant has obtained the written consent of the Landlord;

(ii)	trade actively throughout the whole of the Demised Premises except in so far as:-

a.	the Tenant may be prevented from doing so by reason of destruction or damage to the Demised Premises by an insured risk;

b.	may be necessary for the carrying out with all reasonable speed of any major repairs alterations or additions to the Demised Premises; and/ or

c.	to do so would be in breach of any other provision of this tenancy.

(b)	The Tenant shall not carry on any business in the Demised Premises at any time outside the Business Hours.

(c)	The Tenant hereby covenants and undertakes with the Landlord that in the interest of all tenants and occupiers of the premises comprised in the Mall, it shall strictly comply with the provisions of Clause 9.25 (a) and (b) herein and in the event of non-compliance therewith, the Tenant shall pay to the Landlord a deterrent fee of Ringgit Malaysia Five Hundred (RMS00.00) Only for each day of non-compliance.

9.26	Telecommunication Installation

The Tenant shall install at its own costs and expenses all telecommunication as the Tenant may require in such manner that the wires shall not run across the floor or ceiling or along the walls of the Demised Premises so as to be visible in the Demised Premises but shall be concealed and if running along the floor shall be concealed in the appropriate ducts in the underfloor trunking provided for the purpose and all such works shall be carried out under the supervision of the Landlord or by a contractor nominated by the Landlord which contractor shall hold the necessary qualification license or permit from the relevant authority.

9.27	Redecoration

The Tenant shall redecorate and properly paint, colour and wash the interior of the Demised Premises as shall be reasonably required in order to maintain the same in good and tenantable repair and condition immediately prior to the expiration or sooner determination of this Agreement and if the Tenant shall fail to redecorate the Demised Premises as aforesaid the Landlord may redecorate the Demised Premises and recover from the Tenant the costs of such redecoration together with such rents and other amounts which the Landlord would have been entitled to receive from the Tenant had the period within which such redecoration is effected by the Landlord been added to the term of this Agreement.

9.28	Unsightly Objects

The Tenant shall not erect or install any sign, device, furnishing, ornament or object which is visible from the street or from any other building and which, in the opinion of the Landlord, is incongruous or unsightly or may detract from the general appearance of the Mall and shall not install or cause to be installed any air-conditioning unit or plant, fan or cooling system whatsoever which protrudes out of the external walls of the Mall.

9.29	Submission of Information

(a)	Gross Daily Sales Report (if applicable)

(i)	The Tenant shall forward to the Landlord, at its own costs and expenses, a complete statement of Gross Daily Sales generated at the Demised Premises and such other relevant sales particulars after daily closing, in such form as may be prescribed by the Landlord from time to time. Unless otherwise instructed by the Landlord, the Tenant shall put the Gross Daily Sales report into the designated bag provided by the Landlord and deliver the bag into the drop-box prepared by the Landlord, on or before 11.59p.m daily. In the event of non-compliance therewith, the Tenant shall pay to the Landlord a deterrent fee of Ringgit Malaysia One Hundred (RMl00.00) Only for each day of non-compliance.

(ii)	Cancellation/Return Form

The Tenant shall forward to the Landlord, at its own costs and expenses, a complete Cancellation/Return Form (“CR Form”) in the form as prescribed by the Landlord on record of any cancellation of transactions or return. Each record shall be supported with a copy of the receipt and/or the amended receipt and the CR Form shall be submitted to the Landlord along with Gross Daily Sales Report.

(iii)	The Tenant shall bear all the costs and expenses incurred by the Landlord for any replacement, damage, missing or lost of the designated bag and shall report to the Landlord promptly upon discovery of the damage or missing or lost of the designated bag.

(b)	Gross Monthly Sales Report

In addition to the above, the Tenant shall forward to the Landlord within seven (7) days of each following month, copies of statement of sales generated at the Demised Premises and such other relevant sales particulars to determine the Gross Monthly Sales, failing which, the Landlord shall be entitled to compute the Sales Commission based on the highest Gross Monthly Sales with regards to the monthly statement of sales generated at the Demised Premises and such other relevant sales particulars forwarded to the Landlord for the preceding twelve (12) months.

(c)	Submission and Reconciliation of the Sales Report

The Tenant shall reconcile its Gross Daily Sales Report and the Gross Monthly Sales Report and furnish the Landlord the respective reconciled sales reports. In the event:-

(i)	the Tenant fails to furnish the Landlord the required sales statements and reports in accordance to this Agreement;

(ii)	the Tenant fails to submit the CR Form or any proposed amendment of the Gross Daily Sales reports to the Landlord within seven (7) days from the date of occurrence; and/or

(iii)	there is a variance or are variances between the Gross Daily Sales and the Gross Monthly Sales;

the Tenant shall, within three (3) days from the Landlord’s request, furnish the Landlord with the relevant justification and relevant documents. Failing which, the Landlord shall be entitled to record the higher value as the actual sales in the computation of the Gross Monthly Sales without further notice to the Tenant.

(d)	The Tenant shall submit to the Landlord a duly audited sales statement within sixty (60) days of the expiry of each calendar year.

(e)	The Tenant shall keep and maintain at all times during the term, full and accurate books of account and records in relation to the sales transactions in the Demised Premises.

(f)	Audit and Inspection

(i)	The Landlord or its duly appointed auditor shall be entitled to inspect the books and records of the Tenant whenever necessary to verify any record of sales transactions maintained by the Tenant or the Tenant shall be caused to prepare the audited sales statement, as the case may be, all the costs of which shall be fully borne by the Tenant.

(ii)	The Landlord shall be entitled to perform audit and inspection on the Tenant’s sales at the Demised Premises from time to time, provided that the audit and inspection shall be conducted during business hours and at least one {l) employee of the Tenant shall be present.

(iii)	During the audit and inspection, the Tenant agrees that the Landlord has the right to conduct voice recording, video recording, photo taking or to check, photocopy, excerpt and print the necessary information of the Tenant’s cash register system, back-end data from electronic payment platforms, financial reports, account books, handbooks, manuals and other documents in relation to the marketing, management, storage and sales in respect of the business conducted in the Demised Premises and the Tenant shall give their full cooperation throughout the process.

(g)	Adjustment

In the event it is established by the Landlord’s inspection, audit or otherwise by the Tenant’s duly audited and certified sales statement for any financial year or any part thereof (as the case may be) that any statements delivered by the Tenant to the Landlord as aforesaid and/ or any payment made by the Tenant to the Landlord is inaccurate, the necessary adjustment shall thereupon be made within seven (7) days from the receipt of the notification given by the Landlord and any amount short paid by the Tenant shall be payable or vice-versa.

9.30	Mail Box

(a)	The Tenant shall at its own costs and expenses, subscribe to the mail box to be provided by the Landlord located at the designated area in the Mall for the daily communication, receipt of notices, mails and correspondences during the term;

(b)	The Tenant shall check and clear the mail box on a daily basis. The Tenant shall be wholly responsible for any consequences for its failure to obtain information or notices.

(c)	The Tenant shall at all time during the term of this Agreement, maintain, repair and keep the mail box in good and substantial working order and condition at its own costs and expenses.

(d)	The Tenant shall, on or before the handover of the Demised Premises, deposit with the Landlord a Mail Box Deposit as security for the mail box, which shall be refundable free of interest upon the expiry of the tenancy and the handover of the mail box in good and substantial repair, working order and condition subject always to the terms and conditions contained herein.

(e)	Upon expiry and/or sooner determination of the tenancy, if there is defect detected during handover of the mail box, the Tenant shall at its own costs and expenses, repair and make good the mail box within seven (7) days upon such notice. Failing which, the Landlord will undertake to repair and make good of the mail box and be entitled to forfeit the Mail Box Deposit. Any insufficient sum of repair after deducting from the Mail Box Deposit shall be deemed as a debt due and owing from the Tenant to the Landlord.

(f)	In the event of non-compliance therewith, the Tenant shall pay to the Landlord a deterrent fee of Ringgit Malaysia Five Hundred (RM500) Only for each non-compliance or any breach, misuse, negligence or damage to the mail box provided.

9.31	Cash Register(s)

(a)	Unless otherwise instructed by the Landlord, the Tenant shall prepare its own cash register(s) and ensure that the cash register(s) are ready in operation on the Commencement Date of business. The cash register(s) used by the Tenant shall be able to record all transactions in, at or from the Demised Premises transacted in any payment method.

(b)	The Tenant shall keep at least one (1) cash register in operation throughout the day and shall perform settlement on the cash register after business hours upon confirmation that all transactions for the day at the Demised Premises have been completed.

(c)	The settlement for each cash register(s) shall only be conducted once a day and the cash register system shall not be rebooted at any time after settlement.

9.32	Point of Sales (POS)

(a)	The Tenant acknowledges and is aware that the Landlord may implement a Point of Sales System (“POS System”) to facilitate the record and collection of the sales data.

(b)	In the event the Landlord implements the POS System, the Tenant shall, at its own costs and expenses participate and/or install such device or system (whether electronic or otherwise) at the Demised Premises, as the Landlord shall in its absolute discretion determine from time to time for the purpose of registering, recording and/ or monitoring sales of merchandise or services and all business of any nature whatsoever conducted in, at or from the Demised Premises.

For the avoidance of doubt, all costs and expenses for the installation and/ or participation of the POS System at the Demised Premises shall be borne by the Tenant, including but not limited to the monthly maintenance fees and any consumables required (if any).

(c)	The POS System shall be installed within the Demised Premises by the Landlord at the costs and expenses of the Tenant. Such costs and expenses shall be paid to the Landlord by the Tenant within seven (7) days from the date of the Landlord’s demand for payment. Failing which, it shall be deemed as a debt due and owing from the Tenant to the Landlord.

(d)	The Tenant shall allow the Landlord entry into the Demised Premises at all reasonable times upon giving the Tenant a reasonable notice to carry out the installation and/ or maintenance works. The Tenant shall give the Landlord a prompt notice of any defect or want of repair or malfunction in the POS System.

(e)	The ownership of the POS System shall at all times belong to the Landlord and the Tenant shall at the expiration or sooner determination of this Agreement or upon request by the Landlord, surrender and yield unto the Landlord the whole of the POS System with the fittings thereto in good and substantial repair, order and condition. Failing which, it shall be deemed as a debt due and owing from the Tenant to the Landlord.

10.	LICENSE

The Tenant shall where necessary, at its own costs and expenses procure the necessary consent, approval and licenses from the relevant authorities for the carrying on of the business stipulated in Part 6 of the First Schedule hereto and whenever necessary, obtain the renewal of such licenses from time to time during the term of the tenancy and shall furnish copies of the same to the Landlord PROVIDED ALWAYS THAT any failure by the Tenant to obtain the relevant licenses for any reason whatsoever shall not operate to frustrate this Agreement or the tenancy created hereunder. Further, the Tenant shall at all times observe and comply with all the terms, conditions and restrictions imposed by such license.

11.	LANDLORD’S COVENANT

11.1	Quiet Enjoyment of the Demised Premises

The Landlord shall, subject to the Tenant duly paying the Rent and any other sums payable hereunder and observing and performing its several covenants and stipulation herein contained, permit the Tenant to have quiet possession and enjoyment of the Demised Premises during the term of this Agreement without any interruption by the Landlord or anyone claiming under or through or in trust for the Landlord save as specifically herein provided.

11.2	Renewal

The Landlord may at the written request of the Tenant made not less than six (6) calendar months before the expiration of the term hereby created and PROVIDED THAT:-

(a)	If there shall not at the time of such request and also at the expiry of this Agreement, be any existing breach or non-observance of any of the covenants and conditions herein contained and on the part of the Tenant to be observed or performed including but not limited to:-

(i)	The Tenant has paid all outstanding Rent, charges or fees payable under this Agreement; and

(ii)	The Tenant has paid the increase on the Security Deposit, Utilities Deposit or any other deposits or charges.

(b)	If applicable, the Tenant agreed to upgrade, refresh and/or renovate, as the case may be, the Demised Premises in the manner and form required by the Landlord.

at the expenses of the Tenant grant to the Tenant a tenancy of the Demised Premises for a further term of years from the expiration of the term hereby created at a revised rent stipulated in Part 14 of the First Schedule hereto and upon terms and conditions to be determined by the Landlord with the exception of this provision for renewal.

12.	MANAGEMENT AND OPERATION OF THE MALL

12.1	The Landlord will maintain and keep in repair the Common Area during the term of this Agreement inclusive particularly of the exterior walls (other than shop fronts) and all parking spaces, roads, pavement, gardens, water, drainage, lighting and other common facilities and services PROVIDED THAT the manner in which such areas and facilities shall be maintained and the expenditure thereon shall be at absolute discretion of the Landlord.

12.2	The Landlord shall have the right from time to time to improve extend, vary or reduce the Mall (including the Demised Premises) or in any manner whatsoever alter or deal with the Mall (including the Demised Premises) or any part thereof PROVIDED ALWAYS THAT prior notice of the same shall be given to the Tenant in the context where such improvements, extensions, variation or reduction is made to the Demised Premises and PROVIDED FURTHER THAT such improvements, extensions, variation or reduction to the Demised Premises shall not cause any interference or disruption in the course of the Tenant’s business. The Landlord shall not be held liable for any loss or damages suffered by the Tenant caused by or arising out of repairs, improvements, extensions, variation or reduction where such works are lawfully carried out by the Landlord’s Mall manager or other authorised person in respect of the Mall or any part thereof.

12.3	The Landlord may furnish such illumination as the Landlord may in the Landlord’s absolute discretion deem to be advantageous to the Tenant and to the Landlord.

12.4	Unless otherwise determined by the Landlord, no parking facilities in the Mall will be provided for the motor vehicles of the Tenant and its employees, agents and servants but the customers and invitees of the Tenant shall have the right, subject to payment of such fee as may from time to time be fixed by the Landlord to use for parking the part or parts of the Mall set aside from time to time by the Landlord for parking of motor vehicles in common with the Landlord and all others to whom the Landlord has or may hereafter grant such right. The Tenant, its employees, agents and servants shall not without the previous consent of the Landlord first having been obtained so use such part of the Mall except for transporting goods to or from the Demised Premises in the ordinary- course of business and then always subject to the control of the Landlord and to such rules and regulations and restrictions as the Landlord may from time to time impose including particularly the designation of specific areas in which such vehicles may be parked and the Tenant agrees after notices thereof to abide by such rules, regulations and restrictions and use its best efforts to cause its employees, agents and servants to conform thereto.

12.5	The obligations of the Landlord contained in this Agreement shall be subject to the express condition that whenever the Landlord is required to perform or do any act or thing then in such instance, performance of such act or thing shall not be required if it is rendered reasonably or practically impossible by reason of any riot, civil commotion, strike, lockout, Act of God or the public enemy, priority allocation rationing or the regulation or prohibition of the use of any material, fuel, hours of work or award or by reason of any matter or thing beyond the control of the Landlord. In particular and without prejudice to the generality of the foregoing, the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of:-

(a)	any interruption in any of the Services hereinbefore mentioned by reason of any repair or maintenance of any installation or apparatus or damage thereto or destruction thereof by fire, water, riot, Act of God or other cause beyond the Landlord’s control or by reason of mechanical or other defect or breakdown or other inclement conditions or shortage of manpower, fuel, material, electricity, water or gas or by reason of labour disputes;

(b)	any damages, injury or loss arising out of the leakage of the piping, wiring and sprinkler system in the Demised Premises or Mall or the structure of the Mall;

(c)	any damages or theft or loss of any property, goods, article or things whatsoever placed, deposited, brought into or left upon the Demised Premises, the Common Area or the Mall either by the Tenant or by any other person for the Tenant’s own use for any other purposes.

12.6	Any right or power exercisable by the Landlord at its discretion hereunder or any determination to be made by the Landlord may be so exercised or made without assigning any reasons therefore and shall be binding on the Tenant.

12.7	The Landlord hereby reserves the right to close the Mall and the Common Area and any part thereof for such period as it may in its absolute discretion determine PROVIDED ALWAYS THAT at least fourteen (14) days prior written notice of the Landlord’s intention shall have been given to the Tenant. In this regard, the Landlord shall not be liable for any loss, damages, cost, or expense incurred by the Tenant whether directly or otherwise by such closure.

12.8	Notwithstanding anything to the contrary herein contained, it is hereby further agreed, confirmed and declared by the parties hereto that the Landlord shall have the absolute right at any time and from time to time hereafter without notice to or the concurrence of the Tenant to:-

(a)	erect and remove or permit any person, firm, company or organisation to erect or remove any booths, kiosks or other structures whatsoever on any part of the Common Area as the Landlord may think fit for the purposes of carrying on any trade or business and any rents, fees or other payments payable or derived therefrom shall belong to the Landlord absolutely;

(b)	hold or permit to be held either alone or jointly with any person, company, firm or organisation, exhibitions, displays of merchandise, parades, demonstrations or other functions whatsoever on any part of the Common Area and upon such terms and conditions as the Landlord may think fit and any rental, proceeds or profits derived therefrom shall be for the absolute benefit of the Landlord;

(c)	relocate the Tenant to a new premise in the Mall at the Landlord’s absolute discretion subject to the existing market rate of the said new premise and without having to account for any loss or damages suffered by the Tenant due to such relocation in any of the following events:-

(i)	the Landlord undertakes any maintenance, renovation or construction works in the said Mall, the Common Area or any part thereof for such period as the Landlord may in its absolute discretion thinks fit;

(ii)	changes to the air-conditioning plant and/ or the mechanical and electrical services and/or the design and/or the main structure of the Demised Premises and/or the Mall and/or the pipes, wires, cables or other apparatus constructed, installed or laid in or under the Demised Premises and/or the Mall; or

(iii)	compliance of legal requirements, amendments or changes of laws or regulations relating to the Demised Premises and/or the Mall and/ or pursuant to instructions of the relevant authority.

PROVIDED ALWAYS THAT at least ninety (90) days prior written notice of the said relocation shall have been given to the Tenant by the Landlord. For the avoidance of doubt, any relocation in the event of compliance of legal requirements, amendments or changes of laws or regulations relating to the Demised Premises and/or the Mall and/ or pursuant to the instructions of the relevant authority shall subject to the timeline provided by laws or bylaws or given by the relevant authority.

13.	DEFAULT, TERMINATION, ETC.

13.1	The Landlord and the Tenant hereby agree that:-

(a)	if the Rent and/or any payable money including any increase portion or shortfall of the deposits hereby reserved or any part thereof shall be unpaid for a period of fourteen (14) days after any of the same shall become due and payable in accordance with the covenants for payment herein contained (although no formal or legal demand shall have been made therefore); or

(b)	if the Tenant fails to commence business by the Commencement Date of business in accordance with Clause 9.3 above; or

(c)	if the Tenant without the prior consent of the Landlord fails to open the Demised Premises for a continuous period of seven (7) days; or

(d)	if the Tenant fails to furnish a copy of insurance policy in accordance with Clause 9.22 above; or

(e)	if the Tenant continues to commit, permit or suffer to occur any breach or default in the due and punctual observance and performance of any of the covenants, obligations and provisions of this Agreement or any Rule or Regulation made hereunder after the Landlord has given fourteen (14) days notice in writing to the Tenant to rectify such breach or default; or

(f)	if an order is made or resolution is effectively passed for the winding up of the Tenant (except for the purpose of reconstruction or amalgamation with the written consent of the Landlord which consent shall not be unreasonably withheld); or

(g)	if the Tenant goes into liquidation or makes an assignment for the benefit of or enters into an arrangement or composition with its creditors; or

(h)	if the Tenant is unable to pay its debts within the meaning of the Companies Act for the time being in force in Malaysia; or

(i)	if any distress or execution proceeding or other proceeding of a Court of Competent Jurisdiction is levied against the Tenant or any of the assets or properties of the Tenant, as the case may be; or

U)	if the Tenant dies, which is applicable to PARTNERSHIP and SOLE PROPRIETOR ONLY; or

(k)	if the Tenant is also a tenant of other business premises operated or managed by the Landlord, and the Tenancy Agreement of any one of these (including the Demised Premises), is terminated; or

(1)	if a receiver shall be appointed on any of the Tenant’s undertakings, properties or assets; or

(m)	if the Tenant being an individual shall have a Receiving Order made against him or being adjudicated a bankrupt; or

(n)	if the Tenant being a partnership shall have a dissolution instituted by or against the Tenant; or

(o)	if any license, authorisation, approval, consent, order or exemption with any governmental authority obtained by the Tenant in relation to its business shall cease to be in full force and effect;

then in anyoneor more of such events the Landlord shall, at any time or times, be entitled to terminate the tenancy by giving one (1) month’s notice in writing to the Tenant and thereafter the term of the tenancy hereby granted shall absolutely be determined and to forfeit the Security Deposit paid hereunder but without prejudice to such other rights, powers and remedies conferred upon the Landlord under any law or rules or equity against the Tenant for any losses or damages suffered by the Landlord arising out of such breach or default on the part of the Tenant, including any other claims in respect of any antecedent breach of the tenancy by the Tenant.

13.2	In the event that the Tenant vacates the Demised Premises or determines or otherwise abandons the term of the tenancy, for any reasons whatsoever, at any time prior to the expiration of the term of the tenancy herein granted then in such event which for all intents and purposes it shall be deemed that there is a breach of the term, condition or covenant on the part of the Tenant and that the tenancy has been terminated by the Tenant immediately whereupon the Landlord shall be entitled forthwith to reenter upon the Demised Premises and the Security Deposit shall also be forfeited but without prejudice to such other rights, powers and remedies conferred upon the Landlord under any law or rules of equity against the Tenant for any loss or damages suffered by the Landlord due to the premature determination of the terms of the tenancy hereby granted and any other claims in respect of any other antecedent breach.

13.3	Upon termination of the tenancy herein pursuant to Clause 13.1 above, or upon the early determination of the tenancy hereby granted pursuant to Clause 13.2, the Tenant shall deliver vacant possession of the Demised Premises to the Landlord in the manner stipulated in Clause .8 herein. In the event that the Tenant fails to remove all his goods (which expression where hereinafter used shall include personnel and property of every description) the Landlord shall have the right to remove or cause to be removed all the Tenant’s goods and to place and/ or dispose or cause to be placed and/ or disposed all the Tenant’s goods in any such other places as the Landlord deems fit. However, the Landlord shall not be liable for any such losses, damages, claims, costs and expenses suffered by the Tenant which may arise out from or in relation to the removal and/ or disposal of the Tenant’s goods.

13.4	In the event the Tenant continues to remain in occupation of the Demised Premises and fails to surrender or yield up unto the Landlord the whole of the Demised Premises and every part thereof or fails to remove all his goods (which expression where hereinafter used shall include personnel and property of every description) from the Demised Premises after the termination of the tenancy or upon the expiry of the term of tenancy, the Tenant shall be liable to pay to the Landlord a sum equivalent to double the Rent payable for the Demised Premises for the period between the date of termination of the tenancy and the date of delivery of vacant possession of the Demised Premises to the Landlord.

13.5	Further, the Landlord shall be entitled to repossess the Demised Premises vide court proceedings under Section 7(2) of the Specific Relief Act 1950. All costs and expenses incurred by the Landlord in bringing an action for repossession shall be borne by the Tenant and shall be recoverable from the Tenant forthwith.

13.6	In the event the Tenant vacates or abandons the Demised Premises or terminates this Agreement, as the case may be, before the expiration of the term or renewed term of tenancy, the Landlord shall be entitled to forfeit all deposits and the Tenant shall forthwith pay to the Landlord a sum equal to the remainder of the Rent for the whole of the unexpired period of the term or renewed term of tenancy as agreed liquidated damages but without prejudice to the Landlord’s right of action against the Tenant for additional damages for any antecedent breach under this Agreement.

The calculation of the Sales Commission for the unexpired term of the Tenancy:-

(a)	Where the period preceding the unexpired period of the tenancy is more than six (6) months, the monthly Sales Commission in respect of the unexpired term of the tenancy shall be deemed to be the average of the last six (6) calendar months’ Sales Commission immediately preceding the unexpired period of the term.

(b)	Where the period preceding the unexpired period of the tenancy is less than six (6) calendar months, the monthly Sales Commission in respect of the unexpired term of the tenancy shall be deemed to be the average monthly Sales Commission for that shorter period.

13.7	On each and every occasion on which the Tenant omits or neglects to pay any money or to do or effect anything which the Tenant has herein covenanted to pay do or effect then it shall be lawful for but not obligatory upon the Landlord (and without prejudice to any rights and powers arising from such default) to pay such monies or to do or effect such things by its architects contractors workmen and agents as if the Landlord were the Tenant and for that purpose of doing or effecting any such thing and the Landlord may recover the amount, expenses and costs of such payment doing or effecting forthwith.

13.8	Without prejudice to the rights, powers and remedies of the Landlord otherwise under this Agreement, the Landlord shall be entitled to impose late payment charges or interest on the Tenant at the rate of two per centum (2%) over the Base Lending Rate of a leading commercial bank as shall be determined by the Landlord on any money due but unpaid by the Tenant to the Landlord on any account whatsoever pursuant to this Agreement and any agreed liquidated damage or deterrent fees payable by the Tenant under this Agreement. Such late payment charges or interest are to be computed from the date the monies are due in respect of which the late payment charges or interest is chargeable until payment of such monies in full and to be recoverable in like manner as Rent in arrears.

14.	GENERAL

14.1	Waiver

No waiver by the Landlord for any breach of any covenant, obligation or provision in this Agreement contained or implied shall operate as a waiver of another breach of the same or of any other covenant, obligation or provisions in this Agreement contained or implied.

14.2	Preservation of Rights

Without prejudice to the rights, powers and remedies of the Landlord otherwise under this Agreement, any acceptance of payment of interest and/ or deterrent fee by the Landlord from the Tenant shall not be deemed to be a waiver of any rights, power and/ or remedies of the Landlord herein.

14.3	Notices

Any notice required to be served on the Landlord hereunder shall be served personally or by sending the same by prepaid registered post addressed to the Landlord at its registered office or at such address as the Landlord shall from time to time by notice in writing to the Tenant and any notice, demand, or any court originating process, pleading, affidavit relates to a legal proceeding (“Notice”) that required to be served on the Tenant shall be sufficiently served if served personally or if left to the Tenant on the Demised Premises or sent byfacsimile transmission or sent by way of courier service or sent by post addressed to the Tenant on the Demised Premises or to the Tenant at the Tenant’s registered address as stipulated in Part 1 of the First Schedule hereto or at the Tenant’s last known place of business or shall be served on its solicitors (if any).

For avoidance of doubt, any Notice sent by means of an electronic-mail shall be deemed to be given upon transmission of the same. Any Notice sent by prepaid registered post, courier service and post shall be deemed to be given three (3) days upon posting. Any Notice sent by facsimile transmission shall be deemed to be given upon the transmission of the same and any Notice sent by hand shall be deemed to be given upon the delivery of the Notice.

14.4	Costs of Agreement

The Tenant shall pay the Landlord’s solicitors’ costs and administrative fees in respect of the preparation and completion of this Agreement including any abortive fees for this Agreement together with any stamp duty registration fees and out of pocket expenses. The Tenant shall also be liable for solicitor and client costs in respect of any legal proceedings instituted by the Landlord against the Tenant in enforcement of any of the provisions of this Agreement.

14.5	No Relationship, Partnership, etc.

Nothing contained herein shall be deemed or construed by the parties hereto nor by any third party as creating the relationship of partnership or principal and agent or of joint venture between the parties hereto it being understood and agreed that neither the method of computation of Rent nor any other provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of the Landlord and the Tenant upon the terms and conditions only as provided in this Agreement.

14.6	Rules and Regulations of Mall

The Landlord shall have the right at any time and from time to time to delete, vary, amend or add to the said Rules and Regulations for the time being deemed to be included in the Second Schedule hereto whenever the Landlord deems such variations, amendment, deletion or addition thereto shall be necessary or desirable for regulating the use of the Demised Premises or the Common Area or the Mall or any part thereof and a certificate with the signature of the Landlord or any one of the managing agents or manager of properties for the time being of the Landlord listing the Rules and Regulations for the time being in force at the date hereof or any amendment thereof shall until further notice be conclusive evidence that such Rules and Regulations or amendments are for the time being in force and made pursuant to the terms hereof.

14.7	Consent or Approval of Landlord

In any case where pursuant to these presents or to any rule or regulation made hereunder the doing or executing of any act matter or thing by the Tenant is dependent upon the consent or approval of the Landlord such consent or approval may be given or withheld by the Landlord in its absolute discretion unless otherwise herein provided.

14.8	Exclusion of Implied Terms, etc.

The covenants, provisions and agreement herein cover and comprise the whole of this Agreement between the parties hereto or their appointed agents and the parties hereto expressly agree and declare that no further or other covenants, agreements, provision or terms whether in respect of the Demised Premises or otherwise shall be deemed to be implied and the existence of any such implication is hereby negatived.

14.9	Termination or Abatement on Damage

If during the term hereby created, the whole or any substantial part of the Mall shall be destroyed or damaged by fire, flood, lightning, storm, tempest or other disabling cause so as to render the Demised Premises substantially unfit for the use and occupation of the Tenant or so as to render the rebuilding or reconstruction, then:-

(a)	this Agreement may be terminated without compensation by either the Landlord or the Tenant by notice in writing to the other;

(b)	any such termination as aforesaid shall be without prejudice to the rights of either party in respect of any antecedent breach matter or thing;

(c)	nothing herein contained or implied shall be without prejudice to the rights of either party in respect of any antecedent breach matter or thing; and

(d)	upon the happening of any such damage or destruction as aforesaid the Rent hereby reserved or a proportionate part thereof according to the nature and extent of the damage sustained shall abate and all or any remedies for the recovery of such Rent or such proportionate part thereof shall be suspended until the Demised Premises shall have been rebuilt or reinstated or made fit for the occupation and use of the Tenant or until this Agreement shall be terminated pursuant to the provisions of Clause 14.9(a) hereof, as the case may be.

14.10	No Monopoly

Nothing herein contained shall be construed as implying that the Tenant shall have or may expect a monopoly in its class of business in the Mall or any part thereof, of tenants carrying on the same class of business in the Mall or any part thereof.

14.11	Schedules

All the schedules annexed hereto shall be taken read and construed as an integral and essential part of this Agreement.

14.12	Variations, Modifications and Alterations

Subject only to the variations, modifications and alterations of the terms and conditions of this Agreement contained in the Fourth Schedule (if any), as may be necessary to make such variations, modifications and alterations consistent with this Agreement, all the terms, conditions, covenants and provisions contained in or subsisting in or to this Agreement shall remain in full force and effect and shall be read and construed and be enforceable as if the variations, modifications and alterations therein contained in the Fourth Schedule were inserted herein by way of substitution and had originally formed part of this Agreement. In the event that there is a conflict between the provisions of this Agreement and the variations, modifications and alterations contained in the Fourth Schedule, the variations, modifications and alterations contained in the Fourth Schedule shall prevail.

14.13	Guarantee & Indemnity

Unless otherwise agreed by the Landlord, the Tenant shall procure its directors or partners for the time being to execute a letter of guarantee and indemnity in form and substance as may be prescribed by the Landlord, guaranteeing jointly and severally the performance and observance by the Tenant’s covenants and other terms of this Letter of Offer and the Tenancy Agreement and to indemnify the Landlord against all losses and damages suffered and/ or incurred or to be suffered and/ or incurred by the Landlord arising out of any such breach, non-observance or non-performance by the Tenant.

14.14	Changes in Constitution of Tenant

(a)	Where the Tenant is a corporation, the Tenant acknowledges that the tenancy hereby granted is to the Tenant as it is presently constituted.

(b)	If at any time after the date of this Agreement, the person or persons who either beneficially own or beneficially control thirty percent (30%) or more of its voting shares at the date of this Agreement cease to own or control such shares (except as a result of transfer by inheritance) then the Tenant shall so notify the Landlord in writing within seven (7) days of such change occurred. Notwithstanding the above, the Landlord may at any time after such change in shareholding, by notice in writing to the Tenant terminate this Agreement.

(c)	In the event the Tenant is a sole proprietor or partner and there is any change in the proprietorship, ownership or partners of the business of the Tenant, the Landlord may at any time after such change, by notice in writing to the Tenant terminate this Agreement.

14.15	Sale Disposal Transfer (if applicable)

The Landlord shall at its absolute discretion be at the liberty to sell, transfer, dispose or assign the Demised Premises or the Mall, whether in whole or in part, to any party or parties during the term of tenancy hereby created.

14.16	Sub-lease (if applicable)

Notwithstanding to the above, the Tenant acknowledges and is aware that in the event the Mall is a leased property, the grant of the renewal of the tenancy of the Demised Premises shall always be subjected to renewal of the lease agreement for the Mall and the terms and conditions therein contained.

The Tenant further acknowledges that the expiry or termination of the said lease agreement shall determine the renewal of the tenancy of the Demised Premises and neither party shall have any claim against each other in the relation to the said termination.

15.	ABSOLUTE EXCLUSIONS

Notwithstanding anything to the contrary herein contained the Tenant hereby covenants and agrees with the Landlord not to use or permit or suffer the use of the Demised Premises or any part thereof:

(a)	for any illegal or immoral purpose;

(b)	for the sale by wholesale of tobacco at any time;

(c)	in any way connected with gambling or betting;

(d)	for any purpose which would be a nuisance or annoyance to adjacent owners or occupiers;

(e)	for the manufacturing distribution sale by wholesale or storage of liquor other than for retailing purposes; or

(f)	for the storage sale or otherwise of obnoxious goods or dangerous drugs.

16.	EASEMENT

The Landlord hereby grants to the Tenant and its agents, servants, customers and others authorised by the Tenant in common with the Landlord and all others to whom the Landlord has granted or may hereafter grant the right to use the Common Area reserving nevertheless to the Landlord the free and uninterrupted right to use the pipes for water and drainage and cable for electricity and telephone in through or under the Demised Premises.

17.	SEVERABILITY

Any term, condition, stipulation, provision or covenant stipulated in this Agreement which is invalid, unenforceable or void shall be ineffective to the extent of such invalidity, unenforceability or voidness without invalidating the remaining provisions hereof and any such invalidity, unenforceability or voidness shall not invalidate or render invalid, unenforceable or void any other term, condition, stipulation provision or covenant herein contained.

18.	TIME IS OF ESSENCE

Time shall be of the essence of the contract in relation to all the provisions of this Agreement particularly those which relate to payment of all monies payable by the Tenant to the Landlord.

19.	LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respect in accordance with the laws of Malaysia and the Landlord and the Tenant hereby submit to the jurisdiction of the Courts of Malaysia in all matters arising out or in connection with this Agreement.

20.	SERVICETAX

The parties acknowledge that this Agreement is subject to the Service Tax Act 2018 and agree that all the sum stated under and/or in relation to this Agreement is not inclusive of any service tax or other relevant taxes. The Landlord will issue an invoice to the tenant and the tenant is required to pay the sum and all relevant taxes, if any, within the required time frame under and/ or in relation to this Agreement and/ or the related invoices.

The Tenant hereby agree to indemnify and keep the Landlord fully indemnified from any direct losses, damages or expenses that the Landlord may suffer arising from any non-compliance to the Service Tax Act 2018 including but not limited to any modifications, consolidation, or re-enactment thereof for the time being in force and all statutory instruments, rules, regulations or orders made from time to time pursuant thereto.

21.	PERSONAL DATA PROTECTION (where applicable)

The parties agree that if there is any exchange, process and/or disclosure of personal data or information in relation of this Agreement, such personal data and information shall be handled in accordance with the current personal data protection laws of Malaysia, Personal Data Protection Act 2010 and/or, as the case maybe, to be dealt in accordance with the Landlord’s personal data private policy.

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IN WITNESS THEREOF the parties have by their respective Officers duly authorised hereunto set their hands the day and year first above written.

SIGNED by
for and on behalf of
AEON CO. (M) BHD.
[REGISTRATION 0.
19840101437 (26926-H)]
in the presence of:-	NAOYA, HADA
AEON C. BHD.	DEPUTY MANAGING DIRECTOR
(19840101 70 26926-H)]

Please do not exceed this line

SIGNED by for and on behalf of the TENANT in the presence of:-		Co. Rubber Stamp;

		By:	Gerard Lim Kim Meng
(As a witness)			(Authorised signature)
Name:	Khoo Kwai Fun		Name:	Gerard Lim Kim Meng
NRIC:	7221229-10-5282		NRIC:	710405-10-5641

THE COMMON SEAL of the abovenamed Tenant was hereunto affixed in the presence of:-	Common Seal: X

sign	sign

(DIRECTOR)	(DIRECTOR/SECRETARY)
Name:	Name:
NRIC:	NRIC:

FIRST SCHEDULE (NEW)

PART	ITEM	PARTICULAR

1	Name and Address of Tenant	AGROZ GROUP SDN BHD. [202001037832(1394153-D)]

	a) Registered Address	60-1, Jalan Delima 19/KS9, Bandar Parklands, 41200 Klang,Selangor

	b) Principal Place of Business	60-1, Jalan Delima 19/KS9, Bandar Parklands, 41200 Klang,Selangor

2	Demised Premises	Lot No. : L2-MZ1
Area : 8,428 sq. ft.
Level : Mezzanine Floor

AEON MALL ALPHA ANGLE

3	Period of Tenancy	Three (3) years (expiring on 30th April 2026, unless otherwise stipulated by the Landlord)

4	Commencement Date	01st May 2023 (unless otherwise stipulated by the Landlord)

5	a- Rental
	at the rate of RMl.00 sq. ft. per month	Ringgit Malaysia Eight Thousand Four Hundred And Twenty Eight (RM8,428.00) only Per month

	AND	AND

b- Sales Commission
Monthly Revenue Share at 30% revenue sharing capped at Ringgit Malaysia Thirty Five Thousand (RM35, 000. 00) monthly for initial term of three (3) years only.

	c- Service Charge	Not Applicable
	d- Promotional fee	Not Applicable

FIRST SCHEDULE (NKW)

6	Type of Business Conducted	The business of “conducting the business of Agroz Farm-to-Fork Showcase Farm’ only unless otherwise agreed in writing by the Landlord

7	Commencement of Business Date	26th July 2022 unless otherwise stipulated by the Landlord)

8	Renovation Deposit	Ringgit Malaysia Sixteen Thousand Eight Hundred And Fifty Six {RM16,856.00) Only

9	Renovation Period	Three(3) Months

10	Renovation Management Fee (inclusive of 6% SST)	Ringgit Malaysia Thirteen Thousand Four Hundred And Sen Fifty Two{RM13,400.52) only

11	Security Deposit	Ringgit Malaysia Thirty Three Thousand Seven Hundred And Twelve {RM33,712.00) Only

12	Utilities Deposit
	Electricity{300Amp 3Phase)	RM17,500.00

	Water	RMl,000.00

13	Mail Box Deposit	Not Applicable

14	Renewal Terms and Rate of Rent	For a further period of Three (3) years at Ringgit Malaysia One Ringgit and Fifty Sen {RMl. 50) per square feet for the Base Rent And Monthly Revenue Share at 30% revenue sharing capped at Ringgit Malaysia Thirty Thousand {RM30,000.00) per month only of the preceding terms.

THE SECOND SCHEDULE

Rules and Regulations of the Centre

(i)	The walkways pavement entrances passages courts corridors service-ways vestibules halls roads docks stairways elevators hoists escalators fire escape doors or other parts of the Common Area or any appurtenances or conveniences thereto shall not be obstructed at anytime.

(ii)	The Tenant shall not in any way cover or obstruct any lights sky-lights windows or other means of illumination of the Common Area or the Complex generally.

(iii)	The Tenant will use or permit to be used for the receipt, delivery or other movement of any goods, wares or merchandise or articles of bulk or quantity such part of the Demised Premises and the Common Area of the Complex generally.

(iv)	The Tenant shall not throw or permit to be thrown or to be dropped or to fall any articles or substances whatsoever from or out of the Demised Premises and the Common Area or any part thereof and shall not place upon any sill ledge or other like part of the Demised Premised or the Common Area any article or substance.

(v)	The Tenant will keep clean and free from dirt and rubbish, such part of the Common Area or any public footpath or way as immediately adjoining the Demised Premises.

(vi)	The Tenant will use its best endeavors to protect and keep safe the Demised Premises and any property contained therein from theft or robbery.

(vii)	In the event that the Landlord provides keys for locks on door or other openings of the Demised Premises, the Tenant will return to the Landlord on the determination of the Agreement all such keys and shall not permit the same at any time to come into the possession or control of any person other than the Tenant its servant or agents.

(viii)	No rubbish or waste shall at any time be burnt upon the Demised Premises or any part thereof.

(ix)	All blinds shades awnings window ventilators and other similar fittings and fixtures installed by the Tenant with the consent of the Landlord or upon the Demised Premises and visible from outside the Demised Premises shall conform to the reasonable requirements and standards of the Landlord as to the design quality and appearance.

(x)	The Landlord shall be entitled to close the Complex and the Common Area or any part thereof and to prevent and prohibit any person (including the Tenant) from entering thereon between midnight and 6.00 a.m.. Without affecting the generality of the preceding provision ofthis rule the Landlord may close lock-off or otherwise control the Common Area or any part thereof from time to time and may take all such actions as the Landlord deems necessary for the purpose aforesaid and in particular may prohibit the use of the parking areas in the Complex prior to the hour of 9.00 a.m. or such earlier hour as the Landlord may from time to time determine to prevent any unauthorized persons not intending to conduct business with or become customers of any of the occupants of the Complex for using the parking areas of the Complex for any private or other purposes.

(xi)	The Demised Premises shall not be or remain opened for business at or during any time or times prohibited by law for that class of premises or the business carried on therein.

(xii)	No machinery, safe or furniture shall be moved into or out of the Demised Premises unless prior notice is given to the Landlord or its managing agent and the moving of the same must be done under the supervision of a person nominated by the Landlord or its managing agent.

(xiii)	The Tenant shall not bring or permit any person to bring or leave in or about the Complex any bicycle or similar machine or any animal or play any musical instrument in or about the Demised Premises.

(xiv)	The Tenant shall advise the Landlord or its managing agent of the private address of the Tenant or if the Tenant shall be a corporation, of the manager thereof, or if there shall be more than one tenant, of any two of them. The Landlord or its managing agent shall be promptly informed of any change in any such address.

(xv)	The Tenant shall not allow any accumulation of rubbish in the Demised Premises.

(xvi)	All doors, windows and other openings of the Demised Premises shall be securely fastened on all occasions when the Demised Premises are left unoccupied and the Landlord, its agents, caretakers, employees, servants and workmen, reserves the right to enter and fasten the said doors, windows and other openings of the Demised Premises if the same are insecurely fastened..

(xvii)	The Tenant shall take such steps as may be necessary to prevent excessive infiltration of air into the Demised Premises and air leakage and shall not to do any act or thing whereby the operation of the air circulating plant in the Complex shall be affected.

(xviii)	The Landlord shall be entitled to determine the hours of illumination of signs in accordance with the hours of trading as shall be from time to time prescribed by the Landlord.

(xix)	The Tenant shall not bring upon the Demised Premises any heavy machinery or other plant equipment or goods with an imposed load in excess of 50 1b. per. sq. ft. without the prior written consent of the Landlord and in no event shall any such machinery, plant or equipment or goods of such nature or size cause any structural or other damage to the floor or walls or any other parts of the Demised Premises or the Common Area and the Tenant shall observe and comply with all such directions.

(xx)	The Tenant will at all reasonable times permit the Landlord to enter into the Demised Premises or any part thereof for the purpose of making any structural alterations additions conversions improvements or other works or any of the above to the Demised Premises.

(xxi)	The Tenant will take all reasonable precautions to keep the Demised Premises free of rodents, vermin, insects, pests, birds, and animals.

(xxii)	The Tenant shall not use or permit or suffer to be used the lavatories, toilets, sinks and drainage and other plumbing facilities in the Demised Premises or the Common Area for any purposes other than those for which they were constructed or provided and shall not deposit or permit to be deposited therein and sweeping rubbish or other matter and damage thereto caused by such misuse shall be made good by the Tenant forthwith.

(xxiii)	The Tenant shall keep the Demised Premises opened for trade during such hours as the Landlord shall from time to time prescribe as the usual business hours of the Complex and conduct the Tenant’s business therein at all times in good faith and in accordance with the best methods and in a reputable manner and not commit or suffer or permit to be committed any illegal or unlawful act on the Demised Premises.

(xxiv)	The Tenant may store and/or stock in the Demised Premises only such goods, wares and merchandise as the Tenant intends to offer for sale at retail in, at or from the Demised Premises or as are necessary to supply service to customers.

(xxv)	The Tenant shall use for office clerical or other non-selling purposes only such space in the Demised premises as from time to time required for the Tenant’s business therein and for the use of the Tenant’s manager in the same general area.

(xxvi)	The Tenant shall use to its best advantage all the spaces available in the Demised Premises for display and adequate merchandising of the Tenant’s goods, wares and stock-in-trade and will keep the display windows and other appropriate parts of the Demised Premises adequately lighted with electrical illumination during such periods of time as may from time to time be required by the Landlord in respect of all businesses in the Complex PROVIDED ALWAYS THAT the Tenant shall not by the installation of any fittings, equipment facilities or illumination or by the display of merchandise or other objects affect the architectural form or any style or appearance of the Demised Premises the Common Area or the Complex generally and in particular shall not display any service or facilities related thereto.

(xxvii)	In the event of any infectious illness occurring in the Demised Premises the Tenant shall forthwith give notice thereof to the Landlord and to the proper Public Authorities and at the expense of the Tenant will thoroughly fumigate and disinfect the Demised Premises to the satisfaction of the Landlord and such Public Authorities and otherwise comply with their requirements in regard to the same.

(xxviii)	The Tenant shall not erect display affix or exhibit on or to the exterior of the Demised Premises or the interior face of any shop front of the Demised Premises any signs, lights, embellishments, advertisements, names, notice or banners except with the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed.

(xxix)	The Tenant shall not use, exercise or carry on or permit suffer to be used, exercised or carried on, in or upon the Demised Premises or any part thereof any noxious, noisome or offensive act, trade business occupation or calling.

(xxx)	The Tenant shall not do or omit or suffer to be done or omitted any act matter or thing whatsoever in upon or about the Demised Premises or the Complex or any part thereof which is or shall or may be or grow to the annoyance, nuisance, grievance, damage or disturbance to other lessees, tenants or occupiers of the Complex or persons lawfully therein or occupiers or owners of any adjacent premises.

(xxxi)	Except with the prior written consent of the Landlord, the Tenant shall not erect or place upon within or outside the Demised Premises any radio or television aerial or antenna or any loudspeakers, screens or similar devices or equipment.

(xxxii)	Except with the prior written consent of the Landlord, the Tenant shall not use or permit to be used any radio, gramophone, television or other like media or equipment likely to be heard or seen from outside the Demised Premises PROVIDED however that any consent so given as aforesaid may at any time be withdrawn where the Landlord so determines having regard to the interest of the Complex as a whole and/or the rights or interest of the other tenants, occupiers or persons lawfully therein.

(xxxiii)	No auction or closing down or removal sale shall be conducted on the Demised Premises. Any other permissible sale conducted on the Demised Premises shall not exceed thirty (30) days.

(xxxiv)	Except with prior written consent of the Landlord no air-conditioning or cooling units or other methods of cooling (except that if any) provided by the Landlord shall be used in the Demised Premises.

Where any plant machinery or equipment for cooling or circulating air (air-conditioning) is installed in the Complex or the Demised Premises the following provisions shall apply:-

(a)	where air-conditioning is installed in or about the Demised Premises the Tenant will to the extent of the Tenant’s control over the same at all times use and regulate the same to ensure that such installation shall be in accordance with the conditions of the Complex and the Common Area and shall at the Tenant’s expense keep the air-conditioning in good repair and condition and regularly serviced by the local agents of air-conditioning at least once a calendar month.

(b)	the Landlord shall not be under any liability to the Tenant or to any other person arising from any failure on the under part of the Landlord to operate or maintain air-conditioning at any time or times for any reason whatsoever and to the extent to which the Landlord has control over the same the use and operations of air-conditioning shall at all times be at the discretion of the Landlord.

(xxxv)	The Tenant shall not without the Landlord’s prior written consent, use the name of the Complex or any picture or likeness of the Complex or the Demised Premises in his registered or trading name or for any advertising or purpose other than the address and place of business of the Tenant PROVIDED that the Tenant shall be entitled to incorporate references to and illustrations and sketches of the Complex in any dockets vouchers catalogues advertisement or sales promotion material relating to the business carried on by the Tenant in the Complex. If the Tenant’s registered name or the trading name shall include the name or title of the Complex the Tenant will upon the expiration or sooner determination of business using such name if it is registered under the Registration of Business Act, 1956 or if the Tenant is a company and the name of the company includes the said name or title such name or title shall be removed from the name of the company.

(xxxvi)	The Tenant shall not permit vehicles used for delivery and pick up of merchandise to or from the Demised Premises to be driven parked or stopped at any place or time within the Complex except at such other place or places and at such time or times as the Landlord may specifically allow and the Tenant shall prohibit its employees servants suppliers and others over whom it may have control from parking vehicles during loading or unloading in any place other than the said loading dock or such other place which the Landlord may from time to time allot for such purposes and from obstructing in any manner howsoever the entrances exits and driveways in and to the common parking areas and also the pedestrian foot ways in or to the Common Area.

(xxxvii)	The Tenant shall not use or permit to be used the said loading dock for the storage of goods or for any other purpose other than for the prompt loading of goods.

(xxxviii)	The Tenant, its employees or agents shall not solicits business in the parking area or Common Area or distribute pamphlets or other advertising matter in motor or other vehicles or display advertising material generally except in such manner and under such conditions as may be approved by the Landlord.

(xxxix)	The Tenant shall not use or permit to be used the Common Area or any part thereof for any business or commercial purposes or the display or the advertisement of any goods or services except in such manner and under such conditions as may be approved from time to time by the Landlord.

(xxxx)	The Landlord shall not be under any liability to the Tenant or to any other person arising from any inability or failure on the part of the Landlord to operate or maintain any lifts or escalators installed in the Complex at any times for any reason whatsoever to the extent to which the Landlord has control over the same, the use and operation of such lifts and escalators shall at all times be at the discretion of the Landlord.

(xxxxi)	The Tenant will not keep or permit to be kept on the Demised Premises or any part thereof any materials, which such materials and the keeping of the same may contravene any local ordinance, statute, regulation or by law or in respect of which an increased rate of insurance is usually required, in particular not to store (other than in accordance with the specified use of the Demised Premises approved by the Landlord) chemicals inflammable liquids acetylene gas or alcohol volatile or explosive oil compounds or substances upon the Demised Premises and will not use any of such substances or fluids in the Demised Premises for any purpose.

(xxxxii)	Notwithstanding anything herein contained or implied to the contrary the Landlord may permit any person or organization to hold any parade in any part or parts of the Common Area at such times and upon such terms and conditions as the Landlord may in its absolute discretion think fit but not so as to impede or interfere with the access to the Demised Premises.

(xxxxiii)	The Landlord may (but shall not be compelled to) provide and install a public address system throughout the Common Area or any part thereof and may play relay or broadcast or permit any other person to play relay or broadcast recorded music or public announcements thereon.

(xxxxiv)	The Tenant shall not, without the prior written consent of the Landlord, install any water, gas or electrical fixtures, equipment or appliances or any apparatus for illuminating, air-conditioning cooling or ventilating the Demised Premises or mark, paint or drill or in any way deface any walls, ceiling, partitions, floors, wood or other part to the Demised Premises.

Notwithstanding the above, the Tenant shall make prompt payment for the Utilities Charges as stipulated in Clause 9.5 of the Tenancy Agreement. In the event that the Tenant fails to make payment for the Utilities Charges, especially electricity charges within Thirty (30) days of the presentation of the invoices and within the final seven (7) days notice demanding for the same by the Landlord, the Landlord shall lawfully be entitled to disconnect the electricity supply provided or such other utilities supply by the Landlord to the Demised Premises in the event the Landlord has the license to supply the electricity to the Tenant.

(xxxxv)	The Tenant shall permit the Landlord at all times on reasonable notice to enter and carry out repairs, renovations, maintenance, alteration of any other work whatsoever to the Demised Premises or to any part thereof in compliance with the Landlord’s obligation under the provisions of this Agreement or otherwise deemed necessary or desirable by the Landlord.

(:icci:xvi)	The Tenant shall not cause or permit or suffer to cause or permit or suffer to be caused any obstruction impeding or preventing access to or access from the Complex by the parking of motor vehicles of any kind or to cause or permit or suffer to be caused any such obstruction upon any access roads leading to and from the Complex.

(xxxxvii)	The Tenant shall ensure that at least one (1) full time employee is present at all times at the Demised Premises during the Business Hours and in this respect, shall furnish to the Landlord in advance the list of all the employees of the Tenant who will be working at the Demised Premises. The Tenant shall also inform the Landlord of any change in the list of employees within three (3) days of such changes. In any event, the employment of any worker of the Tenant shall be a lawful one. No illegal, unauthorised or unlawful workers shall be allowed to work for the Tenant at the Demised Premises, at any point, during the term of the tenancy.

The Tenant shall procure that the listed employees shall conform with the following:-

(a)	carry and display an “entrance pass” in the form designated by the Landlord for access to or exit from the Complex and during Business Hours at the Demised Premises;

(b)	enter and leave the Complex only by the entrance designated by the Landlord;

(c)	use the transit route between the Demised Premises and the said entrances designated by the Landlord; and

(d)	where applicable, wear uniforms provided by the Tenant at all times.

(xxxxviii)	The Tenant shall not permit any unauthorized person to, tamper or othenvise interfere with the fire-fighting equipment provided and installed in the Demised Premises.

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uation Sheet

MBD11221: AA!7l8

Annexure
A

AEON MALL ALPHA ANGLE

LEVEL1 PLAN